Exhibit 99.1

NEWS RELEASE

Contact:	Robert D. Hardy, CFO U.S. Concrete, Inc. 713-499-6222
U.S. CONCRETE ANNOUNCES SIGNING OF AGREEMENT
TO ACQUIRE ALBERTA INVESTMENTS, INC. AND
ALLIANCE HAULERS, INC.
     HOUSTON, TEXAS — June 28, 2006 — U.S. Concrete, Inc. (NASDAQ: RMIX) announced today that it has signed a stock purchase agreement to acquire all of the outstanding capital stock of Alberta Investments, Inc. and Alliance Haulers, Inc. for $165 million, subject to specified adjustments. The closing of the acquisition is subject to customary conditions. U.S. Concrete expects to complete the acquisition in early July 2006.
     Alberta Investments owns two subsidiaries through which it conducts the substantial majority of its operations: Redi-Mix, L.P. and Ingram Enterprises, L.P. Redi-Mix operates 13 ready-mixed concrete plants in the Dallas/Fort Worth Metroplex and in areas north of the Metroplex. Ingram Enterprises operates 17 ready-mixed concrete plants and three sand and gravel plants in West Texas. Redi-Mix and Ingram operate a combined fleet of approximately 310 mixer trucks and produced approximately 2.4 million cubic yards of ready-mixed concrete and 1.2 million tons of aggregates in 2005. Alliance Haulers provides cement and aggregates hauling services with a fleet of approximately 260 hauling trucks owned by Redi-Mix and third-party haulers. For the twelve months ended March 31, 2006, Alberta Investments and Alliance Haulers generated revenues of approximately $181 million.
     “The acquisition of Alberta Investments and Alliance Haulers would represent a significant expansion of our overall business and particularly of our operations in the Dallas/Fort Worth Metroplex, one of the leading markets in the U.S.,” stated Eugene P. Martineau, President and Chief Executive Officer of U.S. Concrete. “The acquisition would also provide us with a strong position in the West Texas ready-mixed concrete market and includes a complement of aggregates operations with substantial reserves. In addition to acquiring an excellent base of additional assets, we are excited about the outstanding management team associated with these assets, which we believe will add value to U.S. Concrete.”

     In connection with the transaction, U.S. Concrete intends to enter into an amendment and restatement of its senior secured credit facility.
     U.S. Concrete provides ready-mixed concrete and related concrete products and services to the construction industry in several major markets in the United States. Excluding the assets described above, the Company has 106 fixed and seven portable ready-mixed concrete plants, 10 pre-cast concrete plants, three concrete block plants and three aggregates quarries. During 2005, these facilities produced approximately 6.6 million cubic yards of ready-mixed concrete, 5.3 million eight-inch equivalent block units and 1.9 million tons of aggregates. For more information on U.S. Concrete visit www.us-concrete.com.
     This press release contains various forward-looking statements that are based on management’s belief, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them. The forward-looking statements include, but are not limited to, statements regarding the pending acquisition of Alberta Investments, Inc. and Alliance Haulers, Inc. and the belief that the assets and management of Alberta Investments and Alliance Haulers will add value to U.S. Concrete, provide U.S. Concrete with a strong position in certain markets or add substantial reserves. Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to effectively integrate the operations of acquired companies; the ability of U.S. Concrete to finance the contemplated acquisition; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete’s business; adverse weather; the availability and pricing of raw materials; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete’s filings with the Securities and Exchange Commission, including U.S. Concrete’s Annual Report on Form 10-K for the year ended December 31, 2005 and the Company’s subsequent Quarterly Report on Form 10-Q.
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